Exhibit 99.2

SEITEL NEWS

CONTACT:          Russell J. Hoffman, Vice President Corporate Communications
                              (203) 629-0633

FOR IMMEDIATE RELEASE

Seitel Announces Changes In Board Of Directors

HOUSTON, June 5, 2002 - Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced today two changes in its Board of Directors intended to further strengthen its governance structure. Fred S. Zeidman, a Director of the Company since 1997, has been elected Chairman of the Board replacing Paul A. Frame, who voluntarily relinquished the position and will continue to serve as President and CEO. Mr. Zeidman is Managing Partner of WoodRock & Company and is a member of a number of civic and non-profit organizations.

Robert L. Knauss, Chairman and CEO of Baltic International USA, has been elected to join the Board. Mr. Knauss is the former Dean of the schools of law at both the University of Houston and Vanderbilt University and served as a Visiting Professor at the Amos Tuck School of Business Administration at Dartmouth College. Mr. Knauss serves as a Director of three other publicly traded companies.

The Board of Directors has appointed Mr. Knauss as the sole member of the independent committee to review the allegations made in the derivative actions filed against certain officers and directors of the Company. The Board has given Mr. Knauss full powers to investigate the allegations. Mr. Knauss had no previous connection to the Company.

In addition to the changes in its membership, the Board reconfirmed its direction to the Company to promptly take all appropriate steps to improve the Company's financial position, including reducing capital expenditures and overhead and pursuing financing options. The Company is continuing its discussions with the holders of its Senior Notes regarding its non-compliance with covenants contained in the Senior Note Agreements.

The Company also announced that it has initiated legal action in Federal District Court in Houston, Texas seeking a declaratory judgment with respect to the employment agreement between the Company and Herbert M. Pearlman, former chairman of the Board of the Company. Following his resignation, Mr. Pearlman and the Company entered into negotiations for a restructuring of his employment agreement. During the negotiations, a document was created which Mr. Pearlman now alleges has superseded the employment agreement. The Company asserts that the document was not approved by the Board of Directors or the Compensation and Stock Option Committee. The Company seeks a judgment declaring the effect of Mr. Pearlman's resignation on the employment agreement, whether the Company owes any amounts under the employment agreement as a result of his resignation and, if so, how much, and a judgment that the subsequent document is not binding on the Company and is not enforceable by Mr. Pearlman against the Company.

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The Company also stated that a total of ten lawsuits alleging violations of the securities laws have been filed against the Company and certain current and former officers and directors of the Company. The plaintiffs are seeking certification as a class action. The Company intends to vigorously defend itself in these cases. In addition, three derivative actions have been filed, all of which have previously disclosed. Harold G. Basser v. Paul A. Frame et al. (No. H-02-1874), which was earlier described as a class action, is in fact a derivative action. As indicated above, the Board of Directors is undertaking an independent investigation of the allegations and, upon completion of the investigation, will take whatever action may be appropriate.

Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client projects. It also selectively participates in oil and natural gas exploration and development programs.

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Statements contained in this release about Seitel's future outlook, prospects and plans, including those that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward looking. These statements represent Seitel's reasonable belief and are based on Seitel's current expectations and assumptions with respect to future events. While Seitel believes its expectations and assumptions are reasonable, they involve risks and uncertainties beyond Seitel's control that could cause the actual results or outcome to differ materially from the expected results or outcome. Such factors include any significant change in the oil and gas business or the economy generally, changes in the exploration budgets of the Company's seismic data and related services customers, actual customer demand for the Company's seismic data and related services, the extent of the Company's success in acquiring oil and gas properties and in discovering, developing and producing reserves, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids and conditions in the capital markets and equity markets during the periods covered by the forward looking statements, and the effect on our reported operating results and stock price as a result of the Company's restatement of financial statements. The forward-looking statements contained in this release speak only as of the date hereof, and Seitel disclaims any duty to update these statements.